Exhibit 5.1

Swidler Berlin Shereff Friedman, LLP

The Chrysler Building
405 Lexington Avenue	The Washington Harbour
New York, NY 10174	3000 K Street, NW, Suite 300
Telephone (212) 973-0111	Washington, DC 20007-5116
Facsimile (212) 891-9598	Telephone (202) 424-7500
www.swidlaw.com	Facsimile (202) 424-7647

November 7, 2003

Portfolio Recovery Associates, Inc.
120 Corporate Boulevard
Norfolk, Virginia 23502

Ladies and Gentlemen:

     On the date hereof, Portfolio Recovery Associates, Inc., a Delaware corporation (the “Company”), intends to file with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-8 (the “Registration Statement”), relating to (a) 25,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which are being offered to William F. O’Daire pursuant to a warrant agreement (the “O’Daire Agreement”), (b) 2,500 Shares of Common Stock which are being offered to Patrick Lipsky pursuant to a warrant agreement (the “Lipsky Agreement”), (c) 7,500 Shares of Common Stock which are being offered to Judith S. Scott pursuant to a warrant agreement (the “Scott Agreement”), (d) 7,500 Shares of Common Stock which are being offered to JoAnn York pursuant to a warrant agreement (the “York Agreement”), and (e) 100,000 Shares of Common Stock which are being offered to Robert J. Rey pursuant to a warrant agreement (the “Rey Agreement”). The shares of Common Stock issued under the O’Daire Agreement, the Lipsky Agreement, the Scott Agreement, the York Agreement and the Rey Agreement are herein referred to as the “Shares.” This opinion is an exhibit to the Registration Statement.

     We have at times acted as special counsel to the Company in connection with certain corporate and securities matters, and in such capacity we are familiar with the various corporate and other proceedings relating to the proposed offer and sale of the Shares as contemplated by the Registration Statement. However, we are not general counsel to the Company and would not ordinarily be familiar with or aware of matters relating to the Company unless they are brought to our attention by representatives of the Company with respect to matters upon which we have been specifically requested to function.

     In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Company’s Certificate of Incorporation as presently in effect, (ii) the Company’s By-Laws as presently in effect, (iii) minutes and other instruments evidencing actions taken by the Company’s directors, (iv) the O’Daire Agreement, (v) the Lipsky Agreement, (vi) the Scott Agreement, (vii) the York Agreement and (viii) the Rey Agreement. In our examination of all such agreements, documents, certificates and instruments, we have assumed the genuineness of all signatures, the

Portfolio Recovery Associates, Inc.
November 7, 2003

authenticity of all agreements, documents, certificates and instruments submitted to us as originals and the conformity with the originals of all agreements, documents, certificates and instruments submitted to us as certified, conformed or photostatic copies. Insofar as this opinion relates to securities to be issued in the future, we have assumed that all applicable laws, rules and regulations in effect at the time of such issuance will be the same as such laws, rules and regulations in effect as of the date hereof.

     Subject to the following sentence, our opinion is limited to the laws of the State of New York. To the extent that the opinion expressed herein involves the corporate law of the State of Delaware, our opinion is based solely upon our reading of standard compilations of the Delaware General Corporation Law as presently in effect, without any investigation of the legal decisions or other statutory provisions in effect in such state that may relate to the opinions expressed herein. We express no opinion as to the application of the securities or “Blue Sky” laws of any state to the offer and/or sale of the Shares.

     Based on the foregoing, and subject to and in reliance upon the accuracy and completeness of the information relevant thereto provided to us, it is our opinion that the Shares have been duly authorized, and subject to the effectiveness of the Registration Statement and compliance with applicable state laws (including securities laws) of the states in which the Shares may be offered and sold, when issued in accordance with the terms, as applicable, of the O’Daire Agreement, the Lipsky Agreement, the Scott Agreement, the York Agreement and the Rey Agreement, will be legally and validly issued, fully paid and non-assessable. It should be understood that nothing in this opinion is intended to apply to any disposition of the Shares which any participant or optionee in the O’Daire Agreement, the Lipsky Agreement, the Scott Agreement, the York Agreement or the Rey Agreement might propose to make.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and as an exhibit to any filing made by the Company under the securities or other laws of any state of the United States in which the Shares may be offered and sold.

     This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except as expressly provided in the preceding paragraph, without our express written consent, and no party other than you is entitled to rely on it. This opinion is rendered to you as of the date hereof, and we undertake no obligation to advise you of any change in any applicable law or in facts or circumstances which might affect any matters or opinions set forth herein.

Very truly yours,

/s/ Swidler Berlin Shereff Friedman, LLP
Swidler Berlin Shereff Friedman, LLP

SBSF:CIW:AMF:GA:RMF:YG